                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                Commission File Number 000-32319

                           NOTIFICATION OF LATE FILING

(Check One):  [  ] Form 10-K    [  ] Form 11-K    [  ] Form 20-F     [X] Form 10-Q    [  ] Form N-SAR

For Period Ended:                    JUNE 30, 2002
                 ---------------------------------------------------------------

[ ]   Transition Report on Form 10-K        [ ]  Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F        [ ]  Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

            Read attached  instruction sheet before preparing form. Please print or type.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the  notification  relates  to a portion  of the  filing  checked above, identify the item(s) to which the notification relates:__________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                 ESSENTIAL REALITY, INC.
                        --------------------------------------------------------

Former name if applicable                JPAL, INC.
                          ------------------------------------------------------

                          49 WEST 27TH STREET, SUITE 7E
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Address of principal executive office (Street and number)

City, state and zip code           NEW YORK, NEW YORK 10001
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                                     PART II
                             RULE 12b-25(b) AND (c)

            If the subject report could not be filed without unreasonable effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]         (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]         (b)   The subject  annual  report,  semi-annual  report,  transition report on Form 10-K,  20-F,  11-K or Form N-SAR,  or portion thereof will be filed on or  before  the 15th  calendar  day  following  the prescribed due date; or the subject  quarterly  report or transition report on Form 10-Q,  or portion  thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]        (c)   The  accountant's  statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

            State below in  reasonable  detail the reasons why Form 10-K,  11-K,
20-F,  10-Q,  N-SAR or the transition  report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The  Registrant was unable to file the Form 10-QSB for the period ended June 30,
2002 without  unreasonable  effort or expense due to delays  resulting  from the recent business combination between the registrant and Essential Reality, LLC.

                                     PART IV
                                OTHER INFORMATION

            (1)   Name and  telephone  number of person to  contact in regard to this notification

                  STEVEN FRANCESCO             (212)             244-3200
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                      (Name)                 (Area Code)      (Telephone number)

            (2) Have all other  periodic  reports  required  under Section 13 or
15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment
Company Act of 1940 during the  preceding 12 months or for such  shorter  period that the  registrant  was  required to file such  report(s)  been filed?  If the answer is no, identify report(s).

                                                                [X] Yes  [  ] No

            (3) Is it  anticipated  that any  significant  change in  results of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                [X] Yes  [  ] No

                                      -2-

            If so:  attach  an  explanation  of  the  anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

Due to the business  combination  between the registrant and Essential  Reality,
LLC on June 20,  2002,  comparisons  of  current  results of  operations  of the registrant  to prior  periods are not  meaningful  and may  contain  significant changes.

                             ESSENTIAL REALITY, INC.
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                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date    August 14, 2002                        By: /s/ Steven Francesco
     -------------------                          ------------------------------
                                                  Name: Steven Francesco
                                                  Title: Chief Executive Officer

                        Instruction.  The form  may be  signed  by an  executive
            officer  of  the   registrant  or  by  any  other  duly   authorized
            representative.  The name and title of the person  signing  the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the  registrant by an authorized  representative
            (other than an executive officer),  evidence of the representative's authority  to sign on behalf of the  registrant  shall be filed with the form.

                                      -3-